CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,575,000	$299.22

April 2015 Pricing Supplement No. 676 Registration Statement No. 333-199966 Dated April 30, 2015 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
 Principal at Risk Securities
Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal.  Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.8375% of the stated principal amount, but only with respect to each determination date on which the closing price of the underlying stock is greater than or equal to 70% of the initial stock price, which we refer to as the downside threshold level.  In addition, if the closing price of the underlying stock is greater than or equal to the then-applicable redemption threshold level (which will be equal to a percentage of the initial stock price that increases progressively over the term of the securities, starting at 105% of the initial stock price for the first four determination dates) on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly payment.  However, if the securities have not been automatically redeemed prior to maturity, the payment at maturity due on the securities will be either (i) the stated principal amount and the contingent quarterly payment with respect to the final determination date if the final stock price is greater than or equal to the downside threshold level or (ii) the cash value (as defined below) or, at our option, a number of shares of the underlying stock, that will be significantly less than the principal amount of the securities if the final stock price is below the downside threshold level.  Moreover, if, on any determination date, the closing price of the underlying stock is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period.  The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving the cash value, or shares of the underlying stock, which will be worth significantly less than the stated principal amount of the securities and could be zero.  Accordingly, investors could lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the underlying stock.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program.  Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.
FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Underlying stock:	Common stock of Las Vegas Sands Corp.
Aggregate principal amount:	$2,575,000
Early redemption:
If, on any determination date (other than the final determination date), the closing price of the underlying stock is greater than or equal to the then-applicable redemption threshold level, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date.  No further payments will be made on the securities once they have been redeemed.

Redemption threshold levels:	Determination dates: 1st, 2nd, 3rd and 4th 5th, 6th, 7th and 8th 9th, 10th and 11th
Applicable redemption threshold level:
$55.524, which is equal to 105% of the initial stock price*
$58.168, which is equal to 110% of the initial stock price*
$60.812, which is equal to 115% of the initial stock price*

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:
•    If, on any determination date, the closing price or the final stock price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.2838 (2.8375% of the stated principal amount) per security on the related contingent payment date.
•    If, on any determination date, the closing price or the final stock price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:
July 30, 2015, October 30, 2015, February 1, 2016, May 2, 2016, August 1, 2016, October 31, 2016, January 30, 2017, May 1, 2017, July 31, 2017, October 30, 2017, January 30, 2018 and April 30, 2018, subject to postponement for non-trading days and certain market disruption events.  We also refer to April 30, 2018 as the final determination date.

Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final stock price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final stock price is less than the downside threshold level:	(i) the cash value or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date
Cash value:	The amount in cash equal to the stated principal amount times the closing price of one share of the underlying stock on the final determination date, divided by the initial stock price
Exchange ratio:	0.18911, which is the stated principal amount times the stock adjustment factor, divided by the initial stock price (subject to adjustments)
Downside threshold level:	$37.016, which is equal to 70% of the initial stock price
Initial stock price:	$52.88, which was the closing price of the underlying stock on the pricing date
Final stock price:	The closing price of the underlying stock on the final determination date
Stock adjustment factor:
The stock adjustment factor is referenced in determining the closing price of the underlying stock and is set initially at 1.0 on the pricing date.  The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.

Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	April 30, 2015
Original issue date (settlement date):	May 5, 2015
Maturity date:
May 3, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP/ISIN:	48127T194 / US48127T1943
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
		$0.05(3)
Total	$2,575,000.00	$64,375.00	$2,510,625.00

(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security
The estimated value of the securities on the pricing date as determined by JPMS was $9.598 per $10 stated principal amount security.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page 8 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
Principal at Risk Securities

Investment Summary
The Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature Based on the Performance of the Common Stock of Las Vegas Sands Corp., which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.2838 (2.8375% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price or the final stock price, as applicable, is greater than or equal to 70% of the initial stock price, which we refer to as the downside threshold level.  The contingent quarterly payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date.  It is possible that the closing price of the underlying stock could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.
If the closing price is greater than or equal to the then-applicable redemption threshold level on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date.  If the securities have not previously been redeemed and the final stock price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the securities have not previously been redeemed and the final stock price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1-to-1 basis and investors will be entitled to receive (i) the cash value or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date.  The cash value (or the value of those shares) will be less than 70% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities.  In addition, investors will not participate in any appreciation of the underlying stock.
Supplemental Terms of the Securities
For purposes of the accompanying product supplement, the underlying stock is a “Reference Stock.”

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Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
Principal at Risk Securities

Key Investment Rationale
The securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.8375% of the stated principal amount with respect to each determination date on which the closing price or the final stock price, as applicable, is greater than or equal to 70% of the initial stock price, which we refer to as the downside threshold level.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final stock price, as follows:
Scenario 1
On any determination date (other than the final determination date), the closing price is greater than or equal to the then-applicable redemption threshold level.
▪        The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
▪        Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 2
The securities are not automatically redeemed prior to maturity, and the final stock price is greater than or equal to the downside threshold level.
▪        The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
▪        Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 3
The securities are not automatically redeemed prior to maturity, and the final stock price is less than the downside threshold level.
▪        The payment due at maturity will be (i) the cash value, or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date.
▪        Investors will lose some, and may lose all, of their principal in this scenario.

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Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
Principal at Risk Securities

How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final stock price.
Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2:  Payment at Maturity if No Automatic Early Redemption Occurs
For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

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Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
Principal at Risk Securities

Hypothetical Examples
The below examples are based on the following terms:
Stated principal amount:	$10 per security
Hypothetical initial stock price:	$55.00
Hypothetical downside threshold level:	$38.50, which is 70% of the hypothetical initial stock price
Hypothetical exchange ratio:	0.18182, which is the stated principal amount times the stock adjustment factor, divided by the hypothetical initial stock price
Hypothetical stock adjustment factor:	1.0
Contingent quarterly payment:	$0.2838 (2.8375% of the stated principal amount) per security
Hypothetical Redemption Threshold Levels: Determination Dates: 1st, 2nd, 3rd and 4th 5th, 6th, 7th and 8th 9th, 10th and 11th

Applicable Redemption Threshold Level:
$57.75, which is equal to 105% of the hypothetical initial stock price
$60.50, which is equal to 110% of the hypothetical initial stock price
$63.25, which is equal to 115% of the hypothetical initial stock price

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the then-applicable redemption threshold level on one of the first eleven determination dates.  Because the closing price is greater than or equal to the then-applicable redemption threshold level on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the closing price on the first eleven determination dates is less than the then-applicable redemption threshold level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.
	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*
#1	$55.00	$0.2838	N/A	$49.50	$0.2838	N/A
#2	$55.50	$0.2838	N/A	$24.80	$0	N/A
#3	$56.50	$0.2838	N/A	$33.00	$0	N/A
#4	$57.00	$0.2838	N/A	$35.80	$0	N/A
#5	$60.50	—*	$10.2838	$58.50	$0.2838	N/A
#6	N/A	N/A	N/A	$59.00	$0.2838	N/A
#7	N/A	N/A	N/A	$35.80	$0	N/A
#8	N/A	N/A	N/A	$60.00	$0.2838	N/A
#9	N/A	N/A	N/A	$41.20	$0.2838	N/A
#10	N/A	N/A	N/A	$66.00	—*	$10.2838
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price is greater than or equal to the then-applicable redemption threshold level and the securities are redeemed as a result.
▪	In Example 1, the securities are automatically redeemed following the fifth determination date as the closing price on the fifth determination date is equal to the then-applicable redemption threshold level. In this example, the securities are redeemed early following the fifth determination date as this is the first determination date on which the closing price is greater than or equal to the then-applicable redemption threshold level, even though the closing price is greater than the initial share price and progressively increasing on each successive previous determination date. This illustrates the impact of the step-up redemption threshold feature, as well as the fact that each redemption threshold level is greater than 100% of the initial stock price. As the closing price on each of the first, second, third and fourth determination date is greater than the downside threshold level, you receive the contingent quarterly payment of

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Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
Principal at Risk Securities

$0.2838 with respect to each of those determination dates. Following the fifth determination date, you receive the early redemption payment, which includes the contingent quarterly payment with respect to the fifth determination date, calculated as follows:
stated principal amount + contingent quarterly payment = $10 + $0.2838 = $10.2838
In this example, the early redemption feature limits the term of your investment to approximately 15 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent quarterly payments. The total payments on the securities will amount to $11.419 per security.
▪	In Example 2, the securities are automatically redeemed following the tenth determination date as the closing price on the tenth determination date is greater than the then-applicable redemption threshold level. Even though the closing prices on the fifth, sixth and eighth determination dates were greater than both the initial stock price and redemption threshold level applicable to the first four determination dates, the securities were not redeemed on any of those dates as the closing price was never greater than the then-applicable redemption threshold level, which “stepped up” from 105% of the initial share price for the first four determination dates to 110% of the initial share price on the fifth determination date. As the closing price on each of the first, fifth, sixth, eighth and ninth determination dates is greater than the downside threshold level, you receive the contingent quarterly payment of $0.2838 with respect to each of those determination dates. Following the tenth determination date, you receive an early redemption payment of $10.2838, which includes the contingent quarterly payment with respect to the tenth determination date.
In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent quarterly payments.  Further, although the underlying stock has appreciated by 20% from its initial stock price on the tenth determination date, you only receive $10.2838 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $11.7028 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$33.00	$0	N/A	$22.00	$0	N/A
#2	$35.80	$0	N/A	$30.20	$0	N/A
#3	$30.20	$0	N/A	$29.00	$0	N/A
#4	$27.50	$0	N/A	$33.00	$0	N/A
#5	$22.00	$0	N/A	$35.80	$0	N/A
#6	$19.20	$0	N/A	$30.20	$0	N/A
#7	$22.00	$0	N/A	$33.00	$0	N/A
#8	$27.50	$0	N/A	$27.50	$0	N/A
#9	$31.50	$0	N/A	$22.00	$0	N/A
#10	$24.80	$0	N/A	$34.50	$0	N/A
#11	$33.00	$0	N/A	$33.00	$0	N/A
Final Determination Date	$24.75	$0	N/A	$38.50	—*	N/A
Payment at Maturity	$4.50			$10.2838
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

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Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
Principal at Risk Securities

▪	In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final stock price is less than the downside threshold level, you receive the cash value (or a number of shares of the underlying stock equal to the exchange ratio), calculated as follows:
the cash value = $10 × $24.75  / $55.00 = $4.50
In this example, the cash value you receive at maturity is significantly less than the stated principal amount.  Please note, however, that the exchange ratio is less than 1.0 in this example so that only a fraction of a share of the underlying equity would be deliverable for each security if we were to elect to deliver shares.  Because fractional shares are paid in cash, if we were to elect to deliver shares, the payment at maturity would be made in cash representing the value of the fractional share and would not include any whole shares of the underlying stock.
▪	In Example 4, the closing price of the underlying stock decreases to a final stock price of $38.50. Although the final stock price is less than the initial stock price, because the final stock price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:
$10 + $0.2838 = $10.2838
In this example, although the final stock price represents a 30% decline from the initial stock price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.2838 per security at maturity.
The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
Principal at Risk Securities

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.
▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1-to-1 basis and you will receive for each security that you hold at maturity the cash value, or at our option, a number of shares of the underlying stock equal to the exchange ratio. The cash value (or the value of those shares) on the final determination date will be less than 70% of the stated principal amount and could be zero.
▪	The contingent quarterly payment is based solely on the closing prices on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price on that determination date or the final stock price, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the closing price on a specific determination date or the final stock price, as applicable, if that closing price or final stock price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.
▪	You will not receive any contingent quarterly payment for any quarterly period where the closing price on the relevant determination date is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the closing price on the relevant determination date is greater than or equal to the downside threshold level. If the closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payment.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial stock price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price or the final stock price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	The redemption threshold level applicable to each determination date is greater than the initial stock price, and the redemption threshold level increases progressively over the term of the securities. The securities will be redeemed only if the closing price of the underlying stock increases from the initial share price to be greater than or equal to the then-applicable redemption threshold level. Even if the closing price of the underlying stock appreciates over the term of the securities, it may not appreciate sufficiently for the securities to be redeemed early (including because, due to the step-up redemption threshold level feature, the redemption threshold level increases progressively over the term of the securities).

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Contingent Income Auto-Callable Securities due May 3, 2018, with Step-Up Redemption Threshold Level Feature
Based on the Performance of the Common Stock of Las Vegas Sands Corp.
Principal at Risk Securities

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  The calculation agent has determined the initial stock price, the redemption threshold levels and the downside threshold level and will determine the final stock price and whether the closing price of the underlying stock on any determination date is greater than or equal to the then-applicable redemption threshold level or is below the downside threshold level.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or whether the securities are redeemed early.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities.  It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪	JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee and the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

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▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.
The securities are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.
▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the underlying stock, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility in the prices of the underlying stock;
o	the time to maturity of the securities;
o	whether the closing price of one share of the underlying stock has been, or is expected to be, less than the downside threshold level on any determination date and whether the final stock price is expected to be less than the downside threshold level;
o	the likelihood of an early redemption being triggered;
o	the dividend rate on the underlying stock;
o	interest and yield rates in the market generally;
o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the stock adjustment factor, including a merger or acquisition; and
o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.
▪	Investing in the securities is not equivalent to investing in the common stock of Las Vegas Sands Corp. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
▪	No affiliation with Las Vegas Sands Corp. Las Vegas Sands Corp. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Las Vegas Sands Corp. in connection with this offering.
▪	We may engage in business with or involving Las Vegas Sands Corp. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Las Vegas Sands Corp. without regard to your interests and thus may acquire non-public information about Las Vegas Sands Corp. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Las Vegas Sands Corp., which may or may not recommend that investors buy or hold the underlying stock.
▪	The anti-dilution protection for the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the stock adjustment factor and other adjustments for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the

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value of the securities may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying stock. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial stock price and, as a result, the redemption threshold levels, which are the prices at or above which the securities will be automatically redeemed, and the downside threshold level, which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Consideration.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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Las Vegas Sands Corp. Overview
Las Vegas Sands Corp. is a global developer of destination properties (integrated resorts) that feature accommodations, gaming, entertainment and retail, convention and exhibition facilities, restaurants and other amenities.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the SEC by Las Vegas Sands Corp. pursuant to the Exchange Act can be located by reference to the SEC file number 001-32373 through the SEC’s website at www.sec.gov.  In addition, information regarding Las Vegas Sands Corp. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
Information as of market close on April 30, 2015:
Bloomberg Ticker Symbol:	LVS	52 Week High (on 5/2/2014):	$80.60
Current Closing Price:	$52.88	52 Week Low (on 3/11/2015):	$51.42
52 Weeks Ago (on 4/30/2014):	$79.13

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2010 through April 30, 2015.  The closing price of the underlying stock on April 30, 2015 was $52.88. The associated graph shows the closing prices of the underlying stock for each day in the same period.  We obtained the closing price information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
Since its inception, the closing price of the underlying stock has experienced significant fluctuations.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

Common Stock of Las Vegas Sands Corp. (CUSIP: 517834107)	High	Low	Dividends
2010
First Quarter	$21.90	$15.37	—
Second Quarter	$27.04	$19.85	—
Third Quarter	$35.59	$21.59	—
Fourth Quarter	$52.80	$35.19	—
2011
First Quarter	$50.60	$36.34	—
Second Quarter	$47.51	$37.82	—
Third Quarter	$49.21	$37.33	—
Fourth Quarter	$48.50	$36.71	—
2012
First Quarter	$59.12	$42.17	$0.25
Second Quarter	$61.05	$42.29	$0.25
Third Quarter	$46.77	$36.41	$0.25
Fourth Quarter	$47.38	$40.56	$3.00
2013
First Quarter	$56.56	$48.75	$0.35
Second Quarter	$59.49	$49.47	$0.35
Third Quarter	$66.90	$51.79	$0.35
Fourth Quarter	$78.87	$64.33	$0.35
2014
First Quarter	$87.81	$73.40	$0.50

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Common Stock of Las Vegas Sands Corp. (CUSIP: 517834107)	High	Low	Dividends
Second Quarter	$82.87	$72.48	$0.50
Third Quarter	$77.94	$60.15	$0.50
Fourth Quarter	$64.54	$52.31	$0.50
2015
First Quarter	$60.56	$51.42	—
Second Quarter (through April 30, 2015)	$59.56	$52.88	—
We make no representation as to the amount of dividends, if any, that Las Vegas Sands Corp. may pay in the future.  In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Las Vegas Sands Corp.

The Common Stock of Las Vegas Sands Corp. – Daily Closing Prices* January 4, 2010 to April 30, 2015

100
90
80
70
60
50
40
30
20
10
0
Index Level
Jan-10
Aug-10
Mar-11
Oct-11
May-12
Dec-12
Jul-13
Feb-14
Sep-14
Apr-15

Source: Bloomberg

*The dotted line in the graph indicates the downside threshold level, equal to 70% of the initial stock price.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Las Vegas Sands Corp.  We have derived all disclosures contained in this document regarding the common stock of Las Vegas Sands Corp. from the publicly available documents described in the first paragraph under this “Las Vegas Sands Corp. Overview” section without independent verification.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Las Vegas Sands Corp.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Las Vegas Sands Corp. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Las Vegas Sands Corp. Overview” section) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Las Vegas Sands Corp. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.
Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Information about the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
No fractional shares:
At maturity, if we elect to make our payment in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.

Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

Minimum ticketing size:	$1,000/100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:
JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”
JPMS’s estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities.  See “Risk Factors — JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:
For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities.  The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  In determining our reporting responsibilities we intend

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to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.
FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments on the securities, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a security occurring after December 31, 2016 (including an early redemption or redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the securities.
In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:
The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “Las Vegas Sands Corp. Overview” in this document for a description of the market exposure provided by the securities.
The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion

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as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.
This document, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
• Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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